Exhibit 99.1

The Hanover Insurance Group, Inc. Announces a

$100 Million Increase in its Share Repurchase Program and

$100.6 Million Accelerated Share Repurchase

WORCESTER, Mass., December 9, 2009 – The Hanover Insurance Group, Inc. (NYSE: THG) announced today that its board of directors has authorized a $100 million increase to the company’s existing share repurchase program. The program initially was authorized by the board in October 2007 and increased in size in September 2009, allowing for the repurchase of up to $200 million of the company’s outstanding common stock. This most recent increase will provide for aggregate repurchases under the program of up to $300 million of the company’s common stock. As of December 7, 2009 the company had utilized approximately $108 million of this authorization.

Under the stock buy back program, the company may repurchase its common stock from time to time, in amounts, at prices, and at such times as the company deems appropriate, subject to market conditions and other considerations. The company’s repurchases may be executed using open market purchases, privately negotiated transactions, accelerated repurchase programs or other transactions. The program does not stipulate that the company purchase any specific number of shares or make purchases by a certain time and date. The company also expects to establish from time to time 10b5-1 trading plans that will provide flexibility as it buys back its shares.

The company also announced today that it has used a portion of this authorization to effect the immediate repurchase of 2,418,000 shares of the company’s common stock at a price per share of approximately $41.34 subject to adjustment, pursuant to an accelerated share repurchase agreement (the “ASR Agreement”), dated December 8, 2009, with Barclays Bank PLC acting through its agent Barclays Capital, Inc., for a total purchase price of approximately $100.6 million.

Upon completion the ASR Agreement, which is expected to be no later than July 2, 2010 the company will receive or be required to remit a purchase price adjustment, payable, at the company’s option, in stock or cash, based on a volume-weighted average price for common stock during a three- to five-month period as stated in the ASR Agreement.

After the execution of the ASR Agreement, the company has utilized a total of approximately $209 million of the $300 million authorization.

Forward-Looking Statements

This news release contains or may include statements about the company that are not statements of historical fact, including with respect to the purchase price of shares acquired pursuant to the ASR Agreement, the timing and the duration of prospective share purchases and the amount of capital that may be expended for such share repurchases, all of which may be subject to change in the future. Such statements are forward-looking statements as defined by the Securities Act of 1933 and the Securities Exchange Act of 1934.

The company cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results could differ materially. Investors are directed to consider the risks and uncertainties in the company’s business that may affect future performance and that are discussed in readily available documents, including the company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission and which are also available at www.hanover.com under “Investors”.

About The Hanover

The Hanover Insurance Group, Inc., (NYSE: THG) based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester; Citizens Insurance Company of America, headquartered in Howell, Mich., and their affiliates. The Hanover offers a wide range of property and casualty products and services to individuals, families and businesses through an extensive network of independent agents, and has been meeting its obligations to its agent partners and their customers for more than 150 years. Taken as a group, The Hanover ranks among the top 30 property and casualty insurers in the United States. For more information, please visit www.hanover.com.

Contact Information

Investors:	Media:
Robert P. Myron	Michael F. Buckley
Email: rmyron@hanover.com	Email: mibuckley@hanover.com
Phone: 1-508-855-2200	Phone: 1-508-855-3099
Oksana Lukasheva
Email: olukasheva@hanover.com
Phone: 1-508-855-2063